EXHIBIT 10.13

Summary Sheet for Director Fees

The Chairman of the Board receives an annual retainer of $145,200 for services performed as such including meeting fees. The other directors who were not employees of IntriCon Corporation (the “Company”) receive an annual retainer of $24,000 plus $800 per Board or Committee meeting attended on a particular day and $400 for each additional Board or Committee meeting attended on the same day, except for meetings of the Nominating and Corporate Governance Committee, where no per meeting compensation is received. The Chairman of the Audit Committee receives an additional $2,000 per meeting for his services as such. In 2005, Mr. Masucci will also receive $50,000 for services associated with assisting with the sale of the Company’s discontinued burners and component operation. Under the Company’s Non-Employee Directors Stock Option Plan, directors who are not employees of the Company or any of its subsidiaries receive an automatic one-time grant of an option to acquire 5,000 Common Shares of the Company upon their initial election or appointment to the Board of Directors and are also eligible to receive discretionary grants.